Exhibit 21.1

THE GREENBRIER COMPANIES, INC.

LIST OF SUBSIDIARIES

As of August 31, 2015

Name	State of Incorporation	Names Under Which Does Business (if other than registered name)
Autostack Company LLC	OR
Brandon Railroad LLC	OR
GGSynergy, S.A. de C.V.	Mexico
Greenbrier – GIMSA, LLC	OR
Greenbrier do Brasil Partipacoes Ltda.	Brazil
Greenbrier Europe B.V.	Netherlands
Greenbrier Europe Holdings, B.V.	Netherlands
Greenbrier Germany GmbH	Germany
Greenbrier Industries, S.A. de C.V.	Mexico
Greenbrier International Holdings II, LLC	OR
Greenbrier Leasing Company LLC	OR	Greenbrier Intermodal
Greenbrier Leasing Limited	Nova Scotia, Canada
Greenbrier Leasing Limited Partner, LLC	DE
Greenbrier Leasing, L.P.	DE
Greenbrier Management Services, LLC	DE	CIT Rail Services
Greenbrier MUL Holdings I LLC	OR
Greenbrier Rail Holdings I, LLC	OR
Greenbrier Rail Holdings II, LLC	OR
Greenbrier Rail Holdings III, LLC	OR
Greenbrier Rail Services Holdings, LLC	OR
Greenbrier Rail Services Tierra Blanca S.A. de C.V.	Mexico
Greenbrier Railcar Leasing, Inc.	WA
Greenbrier Railcar LLC	OR
Greenbrier S.A. de C.V.	Mexico
Greenbrier Tank Components, LLC	OR
Greenbrier Union Holdings I LLC	OR
Greenbrier-Concarril, LLC	DE
Gunderson – GIMSA S.A. de C.V.	Mexico
Gunderson LLC	OR
Gunderson Marine LLC	OR
Gunderson Rail Services LLC	OR	American Hydraulics GMO Parts Greenbrier Rail Services YSD Industries Greenbrier Castings
Gunderson Specialty Products, LLC	DE
Gunderson-Concarril S.A. de C.V.	Mexico
Meridian Rail Acquisition Corp.	OR	Greenbrier Rail Services
Meridian Rail Holdings Corp.	OR
Meridian Rail Mexico City Corp.	OR
Mexico Meridian Rail Services, S.A. de C.V.	Mexico
WagonySwidnica S.A.	Poland
YSD Doors, S.A. de C.V	Mexico
Zaklad Naprawczy Taboru Kolejowego Olawa sp. z o.o.	Poland
Zaklad Transportu Kolejowego Siarkopol Sp Zoo	Poland